Exhibit 10.1
October 28, 2024
Rati Sahi Levesque
Via E-mail

Re:         Promotion to President and Chief Executive Officer

Dear Rati:

Congratulations! As discussed, this letter confirms your appointment to the position of President and Chief Executive Officer of The RealReal, Inc. (“TRR”), effective as of October 28, 2024 (the “Promotion Date”). In your role as President and Chief Executive Officer, you will also be appointed as a member of TRR’s Board of Directors (the “Board”), effective as of the Promotion Date. You will report solely to the Board in your capacity as President and Chief Executive Officer, and all employees will report directly or indirectly to you.

You will be expected to perform the duties and responsibilities customarily associated with the role of President and Chief Executive Officer and other reasonable duties and responsibilities as may be assigned to you by the Board from time to time. Except as approved by our Chief Legal Officer as it relates to external board or advisory roles, or with respect to any board of directors positions that you hold as of the Promotion Date, you agree to devote your full time and best efforts to the performance of your duties at TRR and you agree, during your employment as President and Chief Executive Officer, not to directly or indirectly engage or participate in any other employment, occupation, or other activities which may conflict with your obligations to TRR or the best interests of TRR,

Base Compensation. With effect from the Promotion Date, your base salary to the annual rate of $700,000, less applicable withholdings and deductions. Wages are paid bi-weekly in accordance with TRR’s normal payroll procedures. Your base salary will be reviewed by the Board beginning in 2025 and annually thereafter.

Work Location. You will continue to work from TRR’s headquarters in San Francisco, California, with regular travel to TRR’s other business locations. Your business travel will be reimbursed by TRR in accordance with its travel and expense policy, as in effect from time to time.

Discretionary Bonus. You will continue to be eligible to participate in The RealReal, Inc. Discretionary Bonus Plan (the “Bonus Plan”), as it may be amended from time to time. Pursuant to the Bonus Plan or any successor plan, you will be provided with the opportunity to earn a cash, discretionary incentive bonus expressed as a percentage of your salary for the relevant period (annual). The actual amount of your bonus for any year will be based on achievement of company and/or individual performance as set in advance by the Board in consultation with you. Determination of bonuses is at the sole and absolute discretion of the Board. Effective as of the Promotion Date, your target bonus opportunity will be increased to 100% of your base salary.
For TRR’s fiscal year 2024, your target bonus opportunity will represent a blend of your target bonus opportunity immediately before and as of the Promotion Date, taking into account the
55 Francisco St., Suite 150, San Francisco, CA 94133

portion of the year that you served in your prior role and the portion of the year that you will serve as President and Chief Executive Officer. Payment of any bonus is subject to your continuous employment through the date of payment, except as set forth in the A&R Severance Agreement (defined below) or otherwise provided by applicable law.

Benefits. You will also continue to be eligible to receive employee benefits (medical, dental, Discretionary Time Off), according to the terms of the applicable TRR policy or benefit plan, as the same may be amended from time to time.

Equity Compensation. In connection with your promotion to the role of President and Chief Executive Officer, at the first regularly scheduled meeting of the compensation, diversity and inclusion committee of the Board (the “Compensation Committee”) after the Promotion Date (subject to your continued employment through such date), you will be granted two incremental equity awards, as follows: (a) 1,250,000 time-based restricted stock units (“RSUs”), which vest in 12 substantially equal quarterly installments following the vesting commencement date approved by the Compensation Committee, subject to your continuous employment with TRR through the applicable vesting date; and (b) 1,250,000 performance-based restricted stock units (“PSUs”), which PSUs will have the same performance conditions, service-based vesting requirements, and other terms and conditions as the PSUs granted to you by the Company as part of your 2024 annual equity awards in your prior role, except that the service-based vesting date will be the third anniversary of the date of grant.

These awards will be consistent with the terms and conditions of TRR’s 2019 Equity Incentive Plan (the “2019 Plan”) and the applicable executive form of award agreements. Following the vesting of the RSUs or PSUs, as applicable, you will receive one share of TRR common stock for each vested RSU or PSU, as applicable, subject to tax withholding. No right to any stock is earned or accrued until such time that vesting occurs, nor does the grant confer any right to continued vesting or employment.

You will also continue to be eligible to participate in the 2019 Plan (or any successor long term incentive plan) on an annual basis and be eligible to receive annual grants of long-term incentive awards at a level commensurate with your position.

Recoverable Promotion Bonus. You will also be paid a one-time promotion bonus of $300,000.00 (“Promotion Bonus”), payable on the first regularly scheduled pay date following your Promotion Date, less applicable withholdings and deductions. If your employment is terminated by TRR for “cause” or you resign without “good reason” (each term, as defined in the A&R Severance Agreement (as defined below)): (a) on or prior to the first anniversary of the Promotion Date, you agree to repay 100% of the Promotion Bonus to TRR within thirty (30) days of your termination of employment; or (b) following the first anniversary of the Promotion Date but on or before the second anniversary of the Promotion Date, you agree to repay 50% of the Promotion Bonus to TRR within thirty (30) days of your termination of employment, in either case, without the necessity of any demand from TRR. You further agree, to the maximum extent permitted by law, that TRR shall be able to recover any legal fees incurred to recover these funds, should TRR prevail in such matter before an arbitrator or court of competent jurisdiction, to the maximum extent permitted by law.

Severance. The Severance and Change-in-Control Agreement between you and the Company dated April 13, 2022, is being amended and restated (the “A&R Severance Agreement”) concurrently with the signing of this promotion letter to incorporate an increase in the level of your severance benefits reflecting your promotion to the role of President and Chief Executive Officer.

Company Policies. As a TRR employee, you are required to continue to abide by TRR’s rules and policies. Company policies may change from time to time in accordance with applicable laws and in TRR’s sole discretion.

Clawback Provisions. All incentive compensation paid to you pursuant to this promotion letter or otherwise in connection with your employment with TRR shall be subject to (a) TRR’s clawback policy(ies) and any other clawback, forfeiture or other similar policy adopted by TRR and as in effect from time to time and (b) applicable law, regulation or stock exchange listing requirement. By signing this promotion letter, you are deemed to have acknowledged and consented to TRR’s clawback policy(ies) and TRR’s application, implementation and enforcement of any clawback, forfeiture or other similar policy adopted by TRR and any provision of applicable law or stock exchange listing requirement relating to reduction cancellation, forfeiture or recoupment and to have agreed that TRR may take such actions as may be necessary to effectuate any such policy, requirement or applicable law, without further consideration or action.

Business Protection and Arbitration Agreement. Your existing Business Protection and Arbitration Agreement with TRR remains in full force and effect.

At-Will Employment. Your employment is at-will, which means that either TRR or you can terminate your employment at any time with or without notice and with or without cause.

Severability/Construction. To the extent any provision of this promotion letter or application of it to any person, place, or circumstance shall be determined to be invalid, unlawful or otherwise unenforceable, in whole or in part, the remainder of this promotion letter shall remain in full force and effect, and this agreement shall be reformed to the extent necessary to carry out its provisions to the greatest extent possible.

Entire Agreement. This promotion letter, together with the A&R Severance Agreement, sets forth the terms of your promotion to the role of President and Chief Executive Officer. This promotion letter and the at-will nature of your employment may not be modified or amended except by a written agreement signed by the Chief Legal Officer of TRR and you.

Once again, congratulations, and we look forward to continuing to work with you in your new role as President and Chief Executive Officer of The RealReal, Inc.

[Signature Page Follows.]

                            Sincerely,

                            /s/ Karen Katz ____________
                            By:         Karen Katz
                            Title:   Chairperson

                                The RealReal, Inc.

Agreed to and accepted:

Signature:             /s/ Rati Sahi Levesque

Printed Name:        Rati Sahi Levesque

[Signature Page to Promotion Letter]